Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Main: 713 651 5151 • Facsimile: 713 651 5246

April 8, 2013

Hi-Crush Partners LP

Three Riverway, Suite 1550

Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel to Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,364,035 common units representing limited partner interests of the Partnership (the “Common Units”) that are reserved for issuance under the Hi-Crush Partners LP Long-Term Incentive Plan (the “Plan”) as described in the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”).

In our capacity as your counsel in the connection referred to above, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the general partner of the Partnership and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents. We have also assumed the legal capacity of all natural persons and the authority of all persons signing all the documents submitted to us on behalf of the parties to such documents.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Common Unit relates, will be validly issued, fully paid and non-assessable, except as such nonassessability may be limited by Sections 17-607 and 17-804 of the Delaware LP Act or within the Partnership’s partnership agreement.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Hi-Crush Partners LP

April 8, 2013

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware LP Act. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.